Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, October 17, 2019 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the third quarterly payment period ended September 30, 2019.

Unitholders of record on October 30, 2019 will receive a distribution amounting to $3,145,000 or $0.185 per unit, payable November 14, 2019.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	152,615
Natural gas (Mcf)	98,408
Total (BOE)	169,016
Average sales prices:
Oil (per Bbl)	$54.00
Natural gas (per Mcf)	$2.16
Gross proceeds:
Oil sales	$8,241,488
Natural gas sales	212,415
Total gross proceeds	$8,453,903
Costs:
Lease operating expenses	$3,297,250
Production and property taxes	237,252
Development expenses	743,522
Total costs	$4,278,024
Net proceeds	$4,175,879
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$3,340,703
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$3,340,703
Provision for estimated Trust expenses	(195,703)
Net cash proceeds available for distribution	$3,145,000

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended September 30, 2019.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

601 Travis Street, Floor 16, Houston, TX  77002